UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2019

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NLIGHT, INC.
(Exact name of Registrant as specified in its charter)
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Delaware	001-38462	91-2066376
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
5408 NE 88th Street, Building E Vancouver, Washington 98665
(Address of principal executive offices, and zip code)
(360) 566-4460
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on which Registered
Common Stock, par value $0.0001 per share	LASR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2020, the Board of Directors (the “Board”) of nLIGHT, Inc. (the “Company”) adopted a compensation recoupment policy applicable to the Company’s executive officers (the “Recoupment Policy”). Pursuant to the Recoupment Policy, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of an executive officer’s misconduct or grossly negligent conduct, with any financial reporting requirement under applicable securities laws, the Board (or a designated committee of member thereof) shall have the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of any incentive compensation (whether cash- or equity-based) that such executive officer received during the three fiscal years preceding the year such restatement is determined to be required, to the extent that such incentive-based compensation exceeds what such officer would have received based on an applicable restatement performance measure or target. In addition, the Company will reduce, cancel, or otherwise recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued thereunder.
Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 31, 2020, the Board adopted an amendment (the “Amendment”) to the Company’s Amended and Restated Bylaws (the “Bylaws”). The Amendment becomes effective on December 31, 2020 and amends Article X of the Bylaws to provide the Company’s stockholders the right to amend the Bylaws by a majority vote of the total voting power of outstanding voting securities, representing a reduction from the current sixty-six and two-thirds percentage (66-2/3%) voting threshold. The Amendment’s adoption is a result of the Nominating and Corporate Governance Committee’s and the Board’s continuing review and assessment of corporate governance best practices.
The foregoing description of the Amendment is a summary, is not complete, and is qualified in its entirety by the text of the actual Amendment, a copy of which is filed with this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01.    Other Events.

On January 31, 2020, as part of the Board’s ongoing commitment to high standards of corporate governance, the Board resolved to include a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) in the Company’s proxy statement for the 2020 annual meeting of stockholders. If approved by the Company’s stockholders, this amendment would provide the stockholders the right to amend the Charter by a majority vote of the total voting power of outstanding voting securities, representing a reduction from the current sixty-six and two-thirds percentage (66-2/3%) voting threshold, effective December 31, 2020.

The Board also intends to remove from the Charter, subject to stockholder approval at a subsequent stockholders’ meeting, the classified Board structure effective immediately prior to the election of directors at the 2023 annual meeting of stockholders such that all directors would stand for election annually beginning with the 2023 annual meeting of stockholders.

In addition to the foregoing proposed corporate governance enhancements, the Board further resolved to amend the Company’s Corporate Governance Guidelines to update and clarify the responsibilities of the Nominating and Corporate Governance Committee related to director candidate identification and selection. The amended Corporate Governance Guidelines now explicitly provide that the Nominating and Corporate Governance Committee may consider diversity, with respect to professional background, education, race, ethnicity, gender, age and geography, as one factor in assessing director candidate qualifications.

The amended Corporate Governance Guidelines are effective immediately and available on the Company’s website at http://investors.nlight.net/IR/corporate-governance.

On November 1, 2019, the Board adopted equity ownership guidelines applicable to the Company’s non-employee directors who receive compensation pursuant to the Company’s outside director compensation policy and the Company’s executive officers. The guidelines allow for a compliance period, which in each case is the fifth anniversary of the later of the effective date or the date the applicable director or executive officer becomes a director or executive officer. The guidelines will require non-employee directors to hold equity interests in the Company with an aggregate value equal to three times the annual cash retainer for Board service. The Company’s chief executive officer will be required to hold equity interests in the Company with an aggregate value equal to three times annual salary. Other executive officers will be required to hold equity interests in the Company with an aggregate value equal to such executive officer’s annual salary.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
3.1	First Amendment to Amended and Restated Bylaws of nLIGHT, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NLIGHT, INC.
(Registrant)

Date:	February 3, 2020
		By:	/s/ SCOTT KEENEY
Scott Keeney
President and Chief Executive Officer